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                                                                           EX 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 24, 1997, relating to the financial statements and financial highlights of Prudential National Municipal Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian and Transfer and Dividend Disbursing Agent, and Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
New York, New York
February 24, 1997